ROSS MILLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 1
CARSON CITY, NEVADA 89701-4520
(775) 684-5708
WEBSITE: WWW.NVSOS.GOV

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT         ABOVE SPACE IS FOR OFFICE USE ONLY

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
         (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation:

High Plains Gas, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

     Article FOURTH of the Company's Articles of Incorporation are amended to read as follows:

     "FOURTH. The total number of common stock authorized that may be issued by the Corporation is two hundred million (200,000,000) shares of common stock with a par value of one tenth of one cent ($0.001) per share and 20,000,000 shares of preferred stock with a par value of one tenth of one cent ($0.001) per share. To the fullest extent permitted by the laws of the state of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority of those authorized

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X \s\ Mark Hettinger
  ------------------
SIGNATURE OF OFFICER

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

                                                       Nevada Secretary of State
                                                              Amend Profit-After
This form must be accompanied by appropriate fees.               Revised: 3-6-09